SECURITIES AND EXCHANGE COMMISSION
                             WASHINGTON, D.C. 20549


                                    FORM 8-K


                             CURRENT REPORT PURSUANT
                          TO SECTION 13 OR 15(d) OF THE
                         SECURITIES EXCHANGE ACT OF 1934


         Date of Report (Date of earliest event reported): May 26, 1999

                                TSI INCORPORATED
             ------------------------------------------------------
             (Exact name of registrant as specified in its charter)


                                    MINNESOTA
                 ----------------------------------------------
                 (State or other jurisdiction of incorporation)



         0-2958                                          41-0843524
------------------------                      ---------------------------------
(Commission File Number)                      (IRS Employer Identification No.)



500 CARDIGAN ROAD, SHOREVIEW,  MINNESOTA                  55126
----------------------------------------               ----------
(Address of principal executive offices)               (Zip Code)



Registrant's telephone number, including area code:           (651) 483-0900
                                                              --------------



                                       N/A
          -------------------------------------------------------------
          (Former name or former address, if changed since last report)

ITEM 2. ACQUISITION OR DISPOSTION OF ASSETS

Pursuant to the Agreement and Plan of Merger dated May 11, 1999, which is attached hereto as an exhibit, Registrant, on June 1, 1999, purchased the stock of Environmental Systems Corporation (a Tennessee Corporation). The closing took place on May 26, 1999. Environmental Systems Corporation (ESC) specializes in technology-based products and services relating to environmental monitoring, power production, and waste management. In its fiscal year ended December 31, 1998, sales were approximately $22.9 million. ESC is headquartered in Knoxville, Tennessee, with subsidiaries in eastern Europe and Asia.

The acquisition price of $25,000,000 was paid in cash. The consideration paid was determined by arms-length negotiations between Registrant and Environmental Systems Corporation. No prior relationships existed between Registrant and Environmental Systems Corporation or their shareholders, directors, officers, and associates. To finance the acquisition, the Registrant used its existing cash along with bank financing of approximately $15,000,000 made available under a credit agreement with U.S. Bank of Minneapolis, MN. The initial term of the debt will be short-term with the ability to extend the term for periods not to exceed five years. The interest rate on the debt is the lesser of either the reference rate or approximately 1.2% over the CD rate or Eurodollar rate.

The acquisition will be accounted for by the purchase method of accounting. The amount of the purchase price that exceeded the fair market value of identified assets will be allocated to goodwill that will be amortized over twenty years.

Registrant intends to continue the business previously conducted by Environmental Systems Corporation substantially similar as before Registrant's acquisition.

The description contained in this 8-K and in the press release attached hereto as Exhibit 99 does not purport to be complete and is qualified in its entirety by reference to the Merger Agreement, a copy of which is attached hereto as
Exhibit 2 and is incorporated by reference herein.


ITEM 7. FINANCIAL STATEMENTS, PROFORMA FINANCIAL INFORMATION AND EXHIBITS

        The following financial information is being filed in order to satisfy the financial statement information requirement for this report.

         (a)      Financial Statements of Environmental Systems Corporation
                  (ESC)

                           Report of Independent Auditors

                           Consolidated Balance Sheets as of December 31, 1998 and 1997 (Audited) and March 31, 1999 (Unaudited)

                           Consolidated Statements of Income for the Years Ended December 31, 1998 and 1997 (Audited) and for the Three Months Ended March 31, 1999 and 1998 (Unaudited)

                           Consolidated Statements of Shareholders' Equity for the Years Ended December 31, 1998 and 1997 (Audited)

                           Consolidated Statements of Cash Flows for the Years Ended December 31, 1998, and 1997 (Audited) and for the Three Months Ended March 31, 1999 and 1998 (Unaudited)

                           Notes to Financial Statements

         (b)      Pro Forma Financial Information

                           Description of the Unaudited Pro Forma Combined Financial Information of ESC and TSI Incorporated.

                           Unaudited Pro Forma Condensed Combined Statement of Operations for the Year Ended March 31, 1999, including notes to pro forma statement of operations.

                           Unaudited Pro Forma Condensed Balance Sheet as of March 31, 1999, including notes to pro forma balance sheet.

         (c)      Exhibits

         2 Agreement and Plan of Merger dated May 11, 1999, between TSI Incorporated, TSI Tennessee, Inc. and Environmental Systems Corporation.

         23       Consent of Independent Auditors

         99       Press release disclosing the execution of the merger agreement

         Information contained herein may contain forward looking statements that involve risks and uncertainties with respect to the fair value of assets acquired, the amount of liabilities assumed, the allocation of the purchase price to the tangible and intangible assets acquired, and otherwise. These forward looking statements include the words "believes", "expects", "anticipates" and similar expressions. These forward looking statements involve certain risks and uncertainties, including those related to general economic and business conditions, changes in market conditions and competitive pressures. In addition, the purchase price allocation includes preliminary estimates based upon TSI's initial review of the assets and liabilities acquired. The final allocation of the purchase price will be based in part on an independent valuation. There can be no assurance that the final purchase price allocation will be consistent with the allocation reflected in the accompanying unaudited pro forma combined financial information.

                                   SIGNATURES


         Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on behalf of the undersigned thereunto duly authorized.


Dated:   June 10, 1999
                                              TSI INCORPORATED


                                              By    /s/ James E. Doubles
                                                -------------------------------
                                                        James E. Doubles
                                                        Chief Executive Officer

         Item 7(a)  Financial Statements of Business Acquired


         Report of Independent Auditors

         Board of Directors
         Environmental Systems Corporation

         We have audited the accompanying consolidated balance sheets of Environmental Systems Corporation and subsidiaries as of December 31, 1998 and 1997, and the related consolidated statements of income, shareholders' equity and cash flows for the years then ended. These financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these financial statements based on our audits. We did not audit the financial statements of ECM ECO Monitoring, a.s., or ECM ECO Monitoring (Thailand) Co., Ltd., majority-owned subsidiaries, which statements reflect total assets of $1,587,930 and $2,051,036 and total liabilities of $777,830 and $1,259,574 as of December 31, 1998 and 1997,
         respectively, and total revenues of $3,319,493 and $2,612,131 respectively, for the years then ended. Those statements were audited by other auditors whose report has been furnished to us, and our opinion, insofar as it relates to data included for ECM ECO Monitoring, a.s., and ECM ECO Monitoring (Thailand) Co., Ltd., is based solely on the report of the other auditors.

         We conducted our audits in accordance with generally accepted auditing standards. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits and the report of other auditors provide a reasonable basis for our opinion.

         In our opinion, based on our audits and the report of other auditors, the consolidated financial statements referred to above present fairly, in all material respects, the financial position of Environmental Systems Corporation and subsidiaries at December 31, 1998 and 1997, and the results of their operations and their cash flows for the years ended in conformity with generally accepted accounting principles.

                                            /s/ Coulter & Justus, P.C.

         February 25, 1999, except for
             Note 11, as to which the
               date is May 12, 1999

ENVIRONMENTAL SYSTEMS CORPORATION
CONSOLIDATED BALANCE SHEETS (ALL #S ROUNDED TO NEAREST THOUSAND)

                                                                     DECEMBER 31,          DECEMBER 31,        MARCH 31,
                                                                         1998                 1997               1999
                                                                 -----------------------------------------------------------
                                                                                                              (Unaudited)
ASSETS
Current assets:
   Cash and cash equivalents                                        $    2,778,000       $    3,978,000     $    3,360,000
   Trade accounts and notes receivable, less allowance
     For uncollectible accounts of $607,000 in 1998
     and $514,000 in 1997 and $607,000 in 1999                           4,777,000            4,376,000          5,269,000
   Other receivables                                                        97,000               84,000
   Refundable income taxes                                                 107,000                    -                  -
                                                                                                                         -
   Costs and estimated earnings in excess of billings
     on uncompleted contracts                                            1,345,000              851,000          1,190,000
   Total inventories                                                       930,000              996,000          1,175,000
   Deferred income taxes                                                   390,000              367,000            390,000
   Prepaid expenses and other current assets                                29,000               42,000            176,000
                                                                            ------               ------            -------
Total current assets                                                    10,453,000           10,694,000         11,560,000
                                                                        ----------           ----------         ----------

Property, Plant and Equipment
   Land                                                                    651,000              651,000            651,000
   Buildings and improvements                                            2,281,000            1,104,000          2,281,000
   Technical equipment                                                   2,670,000            2,397,000          2,756,000
   Car and trucks                                                          244,000              129,000            262,000
   Office equipment                                                      1,277,000            1,006,000          1,253,000
   Leasehold improvements                                                   32,000               30,000             27,000
   Construction in progress                                                144,000            1,184,000            151,000
                                                                           -------            ---------            -------
                                                                         7,299,000            6,501,000          7,381,000
                                                                         ---------            ---------          ---------
   Less allowances for depreciation and amortization                    (2,436,000)          (1,830,000)        (2,558,000)
                                                                        ----------           ----------         ----------
Net property, plant and equipment                                        4,863,000            4,671,000          4,823,000

Note receivable                                                            225,000              225,000            225,000
Other assets                                                               156,000              410,000            125,000
                                                                           -------              -------            -------
Total assets                                                           $15,697,000          $16,000,000        $16,733,000
                                                                       ===========          ===========        ===========

LIABILITIES AND SHAREHOLDERS' EQUITY
Current liabilities:
   Trade accounts payable                                           $    1,177,000       $    1,339,000     $    1,050,000
   Billings in excess of costs and estimated earnings
     on uncompleted contracts                                            3,332,000            4,979,000          3,469,000
   Accrued compensation                                                  1,117,000            1,088,000            185,000
   Income tax payable                                                            -              189,000                  -
   Other accrued expenses                                                  276,000              340,000          1,671,000
   Current portion of long-term debt                                       153,000              153,000            153,000
                                                                           -------              -------            -------
Total current liabilities                                                6,055,000            8,088,000          6,528,000
Other liabilities:
   Deferred income taxes                                                   160,000              207,000            160,000
   Long-term debt, less current portion                                  1,840,000            2,032,000          1,840,000
   Minority interests in subsidiaries                                      241,000              227,000            241,000
                                                                           -------              -------            -------
Total other liabilities                                                  2,241,000            2,466,000          2,241,000
                                                                         ---------            ---------          ---------

Total liabilities                                                        8,296,000           10,554,000          8,769,000
                                                                         ---------           ----------          ---------

Shareholders' equity:
   Common stock, no par value:
     Authorized shares--5,000,000
     Issued and outstanding shares--1,606,092                              528,000              528,000            534,000
   Retained earnings                                                     7,010,000            5,084,000          7,567,000
   Accumulated other comprehensive income--foreign
     currency translation adjustments                                     (137,000)            (166,000)          (137,000)
                                                                          --------             --------           --------
Total shareholders' equity                                               7,401,000            5,446,000          7,964,000
                                                                         ---------            ---------          ---------
Total liabilities and shareholders' equity                             $15,697,000          $16,000,000        $16,733,000
                                                                       ===========          ===========        ===========





ENVIRONMENTAL SYSTEMS CORPORATION
CONSOLIDATED STATEMENTS OF INCOME (ALL #s ROUNDED TO NEAREST THOUSAND)

                                                                    YEAR ENDED                        THREE MONTHS ENDED
                                                      -----------------------------------------------------------------------
                                                           DECEMBER 31,      DECEMBER 31,          MARCH 31,       MARCH 31,
                                                              1998              1997                 1999           1998
                                                      ------------------------------------  ---------------------------------
                                                                                                  (Unaudited)     (Unaudited)
Revenues:
   Operating revenues                                      $22,901,000        $19,372,000         $5,311,000       $4,959,000
   Interest and other income                                   249,000            803,000             27,000           41,000
                                                      ------------------------------------  ---------------------------------
Total revenues                                              23,150,000         20,175,000          5,338,000        5,000,000

Costs and expenses:
   Operating                                                12,418,000          9,792,000          2,409,000        2,370,000
   General and administrative                                6,795,000          5,677,000          1,861,000        1,603,000
   Research and development                                    961,000            870,000            225,000          209,000
                                                      ------------------------------------  ---------------------------------
Total costs and expenses                                    20,174,000         16,339,000          4,495,000        4,182,000
                                                      ------------------------------------  ---------------------------------

Income before income taxes and minority interest
   in earnings of consolidated subsidiaries                  2,976,000          3,836,000            843,000          818,000

Provision for income taxes                                   1,042,000          1,249,000            287,000          278,000
                                                      ------------------------------------  ---------------------------------

Income before minority interest in earnings of
   consolidated subsidiaries                                 1,934,000          2,587,000            556,000          540,000

Minority interest in earnings of consolidated                   (8,000)           (36,000)                 -                -
   subsidiaries
                                                      -----------------------------------------------------------------------

Net income                                             $     1,926,000    $     2,551,000    $       556,000  $      540,000
                                                      ====================================  =================================

ENVIRONMENTAL SYSTEMS CORPORATION
CONSOLIDATED STATEMENTS OF SHAREHOLDERS' EQUITY (ALL #s ROUNDED TO NEAREST THOUSAND)

                                                                                                 ACCUMULATED
                                                                                                   OTHER
                                                             COMMON            RETAINED        COMPREHENSIVE
                                                              STOCK            EARNINGS            INCOME              TOTAL
                                                           ------------------------------------------------------------------------

Balance at January 1, 1997                                    $923,000           $5,529,000         $  (12,000)        $6,440,000
   Purchase and retirement of 1,395,463 shares
     of common stock held by ESOP                             (395,000)          (2,996,000)                 -         (3,391,000)
   Comprehensive income:
     Net income                                                      -            2,551,000                  -          2,551,000
     Foreign currency translation adjustments                        -                    -           (154,000)          (154,000)
                                                                                                                 ------------------
   Net comprehensive income                                                                                             2,397,000
                                                           ------------------------------------------------------------------------
Balance at December 31, 1997                                   528,000            5,084,000           (167,000)         5,446,000
   Comprehensive income:
     Net income                                                      -            1,926,000                  -          1,926,000
     Foreign currency translation adjustments                        -                    -             30,000             30,000
                                                                                                                 ------------------
   Net comprehensive income                                                                                             1,955,000
                                                           ------------------------------------------------------------------------
Balance at December 31, 1998                                  $528,000           $7,010,000          $(137,000)        $7,401,000
                                                           ========================================================================





ENVIRONMENTAL SYSTEMS CORPORATION
CONSOLIDATED STATEMENTS OF CASH FLOWS (ALL #s ROUNDED TO NEAREST THOUSAND)

                                                                       YEAR ENDED                        THREE MONTHS ENDED
                                                                       DECEMBER 31                            MARCH 31,
                                                                 1998              1997              1999                1998
                                                          ------------------------------------------------------------------------
                                                                                                     (UNAUDITED)       (UNAUDITED)
OPERATING ACTIVITIES
Net income                                                      $1,926,000         $2,551,000          $556,000          $540,000
Adjustments to reconcile net income to net cash
   provided by (used in) operating activities:
     Depreciation and amortization                                 889,000            398,000           122,000            95,000
     Provision for deferred income taxes (benefit)                 (70,000)           (67,000)                -                 -
     Gain on sale of investment                                          -           (254,000)                -                 -
     (Gain) loss on disposal of equipment and improvements          (1,000)             3,000                 -                 -
     Provision for losses on accounts receivable                   108,000             85,000                 -                 -
     Changes in operating assets and liabilities, net of effects of acquisition:
         Receivables                                              (535,000)          (261,000)         (289,000)          197,000
         Refundable income taxes                                  (107,000)                 -
         Inventories                                                53,000           (297,000)         (244,000)         (279,000)
         Costs and estimated earnings in excess of
           billings on uncompleted contracts                      (494,000)          (390,000)          155,000           200,000
         Other assets                                               22,000           (164,000)         (116,000)          989,000
         Trade accounts payable                                   (150,000)           254,000          (127,000)         (244,000)
         Billings in excess of costs and estimated
           earnings on uncompleted contracts                    (1,649,000)          (747,000)          137,000          (422,000)

         Accrued compensation                                       30,000            303,000          (932,000)          107,000
         Income taxes payable                                     (189,000)          (127,000)                -                 -
         Minority interest in subsidiary                            15,000            (31,000)                -                 -
         Other liabilities                                         (66,000)            68,000         1,396,000          (906,000)
                                                          --------------------------------------------------------------------------
Net cash provided by (used in) operating activities               (218,000)         1,325,000           658,000           277,000

FINANCING ACTIVITIES
Proceeds of stock options exercised                                      -                                6,000                 -
Purchase of common stock held by ESOP                                    -         (3,391,000)                -                 -
Principal payments on long-term debt                              (192,000)          (115,000)                -           (46,000)
                                                          --------------------------------------------------------------------------
Net cash used in financing activities                             (192,000)        (3,506,000)            6,000           (46,000)

INVESTING ACTIVITIES
Cash restricted for buildings                                                       2,300,000                 -                 -
Proceeds from sale of investment                                         -            284,000                 -                 -
Issuance of note receivable                                              -           (225,000)                -                 -
Proceeds from sales of property, plant and equipment                 4,000             65,000                 -                 -
Purchases of property, plant and equipment                        (837,000)        (3,205,000)          (82,000)         (221,000)
Purchase of Southern Testing Services, Inc.                              -           (588,000)                -                 -
                                                          --------------------------------------------------------------------------
Net cash used in investing activities                             (833,000)        (1,370,000)          (82,000)         (221,000)

Effect of exchange rate changes on cash and
   cash equivalents                                                 43,000             (7,000)                -                 -
                                                          --------------------------------------------------------------------------
Net decrease in cash and cash equivalents                       (1,200,000)        (3,558,000)          582,000            10,000
Cash and cash equivalents at beginning of year                   3,978,000          7,536,000         2,778,000         3,978,000
                                                          --------------------------------------------------------------------------

Cash and cash equivalents at end of year                        $2,778,000         $3,978,000        $3,360,000        $3,988,000
                                                          ==========================================================================


                SUPPLEMENTAL DISCLOSURES OF CASH FLOW INFORMATION

Cash paid during the year for:
     Interest                                         $  118,000  $  100,000
     Income taxes                                      1,407,000   1,474,000




Environmental Systems Corporation

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
December 31, 1998


1.       Significant Accounting Policies


PRINCIPLES OF CONSOLIDATION
The accompanying consolidated financial statements include the accounts of Environmental Systems Corporation ("the Company") and its majority-owned subsidiaries. All significant intercompany accounts and transactions have been eliminated in consolidation. Net income (loss) from a majority-owned Slovakian subsidiary, ECM ECO Monitoring, a.s. ("ECM"), included in the consolidated statements of income totaled $63,000 for 1998 and $176,000 for 1997. Net loss from a majority-owned subsidiary in Thailand, ECM ECO Monitoring (Thailand) Co., Ltd. ("ECM-Thailand"), included in the consolidated statement of income totaled $(83,000) in 1998 and $(25,000) in 1997.

USE OF ESTIMATES
The preparation of financial statements in conformity with generally accepted accounting principles requires management to make estimates and assumptions that affect certain reported amounts and disclosures. Accordingly, actual results could differ from those estimates.

MINORITY INTEREST
Minority interest represents the minority shareholders' proportionate share of the equity and the income or loss of certain consolidated subsidiaries, primarily ECM and ECM-Thailand. The Company owns 70% of the outstanding shares of ECM and 78.8% of the outstanding shares of ECM-Thailand. ECM also owns the majority interest in certain other consolidated subsidiaries.

The Company also owns 100% of the outstanding shares of Waste Conversion Systems, Inc. ("WCS"). During October 1997, WCS purchased 100% of the outstanding shares of Southern Testing Services, Inc. ("STS"). This acquisition was accounted for by the purchase method; therefore, results of STS operations were included in the financial statements beginning on the date of acquisition. The purchase price of $588,000 was allocated to accounts receivable of $244,000, technical equipment of $644,000, liabilities assumed of $55,000 and deferred income tax liabilities of $244,000.

FOREIGN CURRENCY TRANSLATION
In accordance with Statement of Financial Accounting Standards No. 52, "Foreign Currency Translation," the financial statements of ECM and ECM-Thailand are translated using exchange rates in effect at year-end for assets and liabilities and average exchange rates during the year for results of operations. The related translation adjustments are reported as a separate component of shareholders' equity.

INDUSTRY
The Company is engaged in providing services and systems and in the design, manufacturing and marketing of environmental monitoring devices for large utilities and governmental agencies and, therefore, generally does not require collateral for receivables.

INTERIM FINANCIAL STATEMENTS
The accompanying unaudited financial statements as of March 31, 1999 and for the three months ended March 31, 1999 and 1998 have been prepared in accordance with generally accepted accounting principles for interim financial information. Accordingly, they do not include all of the disclosures required by generally accepted accounting principles for complete financial statements. In the opinion of management, all adjustments considered necessary for a fair presentation have been included. Results for interim periods are not necessarily indicative of results for the entire year.

EQUIPMENT AND IMPROVEMENTS
Equipment and improvements are stated at cost. The Company computes depreciation principally by the straight-line method over the estimated useful lives of the assets.

REVENUES
The Company recognizes revenues from contracts under the percentage-of-completion method, measured by the percentage of costs incurred to date to estimated total costs for each contract. This method is used because management considers it to be the best available measure of progress on the contracts. Because of inherent uncertainties in estimating costs, it is at least reasonably possible that the estimates used will change within the near term. Contract costs include all direct material and labor costs and those indirect costs related to contract performance, such as indirect labor and supplies. Selling, general and administrative costs are charged to expense as incurred. Provisions for estimated losses on uncompleted contracts are made in the period in which such losses are determined. Changes in job performance, job conditions and estimated profitability, including those arising from contract penalty provisions, and final contract settlements may result in revisions to costs and income and are recognized in the period in which the revisions are determined.

The asset, "costs and estimated earnings in excess of billings on uncompleted contracts," represents revenues recognized in excess of amounts billed. The liability, "billings in excess of costs and estimated earnings on uncompleted contracts," represents billings in excess of revenues recognized.

INVENTORIES
Inventories are stated at the lower of average cost or market. Inventories consisted of the following:

                               December 31, 1998       December 31, 1997
         Supplies                  $213,000                $222,000
         Work in Process            423,000                 500,000
         Finished Goods             294,000                 274,000
                                    -------                --------
                                   $930,000                $996,000

RESEARCH AND DEVELOPMENT COSTS
Research and development costs are expensed as incurred.

CASH EQUIVALENTS
The Company considers all highly liquid investments with a maturity of three months or less when purchased to be cash equivalents.



2.       Income Taxes

Deferred income taxes reflect the net tax effects of temporary differences between the carrying amounts of assets and liabilities for financial reporting purposes and the amounts used for income tax purposes. Significant components of the Company's deferred tax assets and liabilities are as follows:

                                                                                        DECEMBER 31
                                                                                  1998                1997
                                                                          -----------------------------------------

         Deferred tax assets:
           Allowance for accounts receivable                                      $196,000             $163,000
           Vacation accruals                                                       173,000              151,000
           Warranty reserves                                                        28,000               62,000
           Other                                                                    89,000               75,000
                                                                          -----------------------------------------
         Total deferred tax assets                                                 486,000              451,000

         Deferred tax liabilities:
           Tax over book depreciation                                              249,000              282,000
           Prepaid expenses deducted for tax purposes                                7,000                9,000
                                                                          -----------------------------------------
         Total deferred tax liabilities                                            256,000              291,000
                                                                          -----------------------------------------
         Net deferred tax assets, including $390,000 in 1998 and
           $367,000 in 1997 classified as current
                                                                                  $230,000             $160,000
                                                                          =========================================

Significant components of the provision for income tax expense (benefit) are as follows:

                                                                                  1998                1997
                                                                          ----------------------------------------
         Current:
           Federal                                                              $1,045,000           $1,207,000
           State                                                                    67,000              109,000
                                                                          ----------------------------------------
         Total current                                                           1,112,000            1,316,000
         Deferred:

           Federal                                                                 (63,000)             (60,000)
           State                                                                    (7,000)              (7,000)
                                                                          ----------------------------------------
         Total deferred                                                            (70,000)             (67,000)
                                                                          ----------------------------------------
         Total income tax expense                                               $1,042,000           $1,249,000
                                                                          ========================================

The reconciliation of income taxes computed at the U.S. federal statutory tax rates to income tax expense is:

                                                                                  1998                1997
                                                                          ----------------------------------------

         Tax at U.S. statutory rates                                             $1,012,000           $1,304,000
         State income taxes, net of federal tax benefit                              60,000              102,000
         Difference in taxes on ECM and ECM-Thailand operations
                                                                                     10,000              (56,000)
         Other (net)                                                                (39,000)            (101,000)
                                                                          ----------------------------------------
         Total income tax expense                                                $1,042,000           $1,249,000
                                                                          ========================================

Cumulative undistributed earnings of ECM amounted to approximately $424,000 and $362,000 at December 31, 1998 and 1997, respectively. Those earnings are considered to be indefinitely reinvested and, accordingly, no provision for U.S. federal and state income taxes has been provided thereon. Upon distribution of those earnings in the form of dividends or otherwise, the Company would be subject to both U.S. income taxes (subject to an adjustment for foreign tax credits) and withholding taxes payable to the foreign country. Determination of the amount of unrecognized deferred U.S. income tax liability is not practicable because of the complexities associated with its hypothetical calculation.

3.       Stock Option Plan

The Company has a non-qualified stock option plan which provides for the granting of options to key employees and non-employee directors of the Company. The aggregate number of shares of common stock reserved for issuance under the plan is 630,000 shares. The option price, number of shares, grant date and vesting period are determined at the discretion of the Company's board of directors. Options granted under the plan are exercisable for a period not to exceed five years from the option grant date. The option price approximates the fair value of the options at the grant date. A summary of option transactions during 1998 and 1997 is as follows:

                                                                          NUMBER               WEIGHTED AVERAGE
                                                                         OF SHARES              EXERCISE PRICE
                                                                  ---------------------------------------------------

         Outstanding at January 1, 1997                                     395,000                 $1.54
           Granted                                                           60,000                 $2.43
           Canceled                                                         (30,000)                $1.54
                                                                  ------------------------
         Outstanding at December 31, 1997                                   425,000                 $1.67
           Granted                                                           20,000                 $3.50
                                                                  ------------------------
         Outstanding at December 31, 1998                                   445,000                 $1.75
                                                                  ========================

         Exercisable at December 31, 1998                                   145,000                 $1.60
                                                                  ========================

         Available for issuance at December 31, 1998                         35,000
                                                                  ========================


A summary of options outstanding as of December 31, 1998, is as follows:

              EXERCISE                NUMBER OF                 REMAINING                 NUMBER OF
               PRICE              SHARES OUTSTANDING               LIFE              SHARES EXERCISABLE
        -----------------------------------------------------------------------------------------------------

               $1.54                       270,000              1.58 YEARS                  135,000

               $1.54                        95,000              2.58 YEARS                        -
               $2.43                        60,000              3.42 YEARS                   10,000
               $3.50                        20,000              4.83 YEARS                        -
                             -----------------------------
                                           445,000
                             =============================


4.       Employee Stock Ownership Plan

During 1993, the Company established a leveraged employee stock ownership plan
(ESOP) that covered substantially all employees and bought 1,395,463 shares of common stock from existing shareholders. The Company accrued annual contributions to the ESOP equal to the ESOP's debt service, along with additional amounts determined by the Board of Directors. During 1997, the Company terminated the ESOP by purchasing and retiring the ESOP shares based on an independent stock valuation. The value of participant accounts were then transferred to the Company's profit sharing retirement plan.

5.       Profit Sharing Retirement Plan

The Company has a profit sharing plan covering substantially all employees. Under the terms of the Plan, the Company's contribution is determined each year by the Board of Directors. Profit sharing contributions accrued totaled $64,000 in 1998 and $66,000 in 1997.

6.       Leases

The Company leases office facilities and general storage facilities under short-term operating leases. Net rent expense for all operating leases, including facilities and short-term equipment leases, was as $128,000 in 1998 and $339,000 in 1997.


7.       Notes Payable and Long-Term Debt

Long-term debt consists of the following:

                                                                                         DECEMBER 31
                                                                                   1998                  1997
                                                                         --------------------------------------------

       Industrial Revenue Bonds (Series 1996A and B)                            $1,993,000            $2,185,000
       Less current portion                                                        153,000               153,000
                                                                         --------------------------------------------
       Long-term portion                                                        $1,840,000            $2,032,000
                                                                         ============================================

In December 1996, the Company entered into a loan agreement whereby the Company received $2,300,000 of the proceeds of Industrial Revenue Bonds issued by the Industrial Development Board of Knox County, Tennessee. $900,000 in tax-exempt bonds (the "Series 1996 A Bonds") were used to finance the acquisition, construction and equipping of a manufacturing facility. $1,400,000 in taxable bonds (the "Series 1996 B Bonds") were for the purpose of acquiring the office facility and constructing certain improvements. The Bonds were issued pursuant to an Indenture of Trust between the Industrial Development Board and First American National Bank, as Trustee. The loan agreement related to the Bonds is collateralized by an irrevocable letter of credit issued by a bank ("the Trustee") for $2,236,000 which expires in December 1999.

The Bonds are remarketed on a weekly basis and bear interest at a variable rate which cannot exceed the lesser of 12% or the maximum rate allowed by law. The rate was 4.2% and 5.4% as of December 31, 1998, for the Series 1996 A Bonds and Series 1996 B Bonds, respectively. The Company has the option to convert to a fixed interest rate until maturity of the Bonds at the lower of the maximum rate allowed or at the rate determined by the remarketing agent in accordance with the Indenture of Trust. Conversion from the variable rate requires a mandatory tender offer to all current holders of the Bonds.

During the variable rate period, any holder of the Bonds may, subject to the terms of the Indenture of Trust, require the repurchase of all or a portion of the Bonds at a price equal to the principal amount of the Bonds plus accrued interest. The Indenture of Trust allows the Trustee to draw upon the letter of credit for payment of any Bonds not remarketed. The interest rate on the letter of credit draws is the bank's index rate plus 2%. The Reimbursement Agreement is collateralized by the land and assignment of future construction.

The Bonds are also subject to optional redemptions at the direction of the Company. Mandatory redemption is required upon determination of taxability or on the termination date of the letter of credit at 100% plus accrued interest. Prior to conversion to a fixed rate, the Bonds may be redeemed during the weekly rate period on any adjustment date or on any conversion date at 100% of principal plus accrued interest. If converted to a fixed rate, the Bonds may be redeemed at redemption prices ranging from 100% to 102% of principal plus accrued interest based upon the date of redemption. The Reimbursement Agreement requires quarterly payments to a trust account with the Bank for the purpose of making optional redemptions of the Bonds. The required future payments as of December 31, 1998, are summarized as follows:

               1999                          $  153,000
               2000                             153,000
               2001                             153,000
               2002                             153,000
               2003                             153,000
               Thereafter                     1,227,000
                                             ----------
                                             $1,993,000
                                             ==========

The Reimbursement Agreement also requires the payments to the Trust account be used to make optional redemptions of the Bonds at least annually in increments of $100,000. Principal payments of $192,000 in 1998 and $115,000 in 1997 were paid to the trust for the Series B Bonds which is held until the Trustee authorizes redemption of the bonds. As these payments have been made, the debt outstanding has been reduced accordingly.

As of December 31, 1998, the Company also has an unused $2,000,000 revolving line of credit, which expires in June 2000, and an unused $500,000 equipment line of credit, which expires in June 1999. Interest at the bank's base rate less 0.82% is payable monthly on any portion of the lines of credit utilized. As of December 31, 1998, $529,772 of the revolving line of credit secures unused $530,000 letters of credit with a bank which expire on various dates through November 1999. The lines of credit are covered under a loan agreement which requires the Company to, among other things, meet certain financial covenants and not pay any dividends.

Interest expense was $118,000 in 1998 and $100,000 in 1997.

8.       Cash and Cash Equivalents

As of December 31, 1998, the Company has cash and cash equivalents on deposit with financial institutions and cash funds as follows:

         Insured (FDIC)                                                                           $      60,000
         Uninsured:
           Repurchase agreements                                                                        283,000
           Collateralized by corporate debt securities held by the financial
              institution in the financial institution's name                                         1,232,000
           Collateralized by commercial paper held by the financial institution in the
              Company's name                                                                          1,487,000
         ECM cash funds                                                                                 164,000
         ECM-Thailand cash funds                                                                        162,000
                                                                                            -----------------------
                                                                                                     $3,388,000
                                                                                            =======================

The carrying amounts disclosed in the table above represent the financial institution balances as of December 31, 1998. The corresponding amount recorded in the December 31, 1998, Consolidated Balance Sheet includes deposits in transit and is net of outstanding checks.

9.       Business Affiliations

The Company is involved in negotiations for future business affiliations with certain other foreign companies; however, no formal commitments for the consummation of any such affiliations exist.

10.      Changes in Estimates

Revisions in contract profits are made in the year in which circumstances requiring the revision become known. The effect of changes in estimates of contract profits was to increase net income by approximately $210,000 in 1998 and $292,000 in 1997 from that which would have been reported had the revised estimate been used as the basis of recognition of contract profits in the preceding year.

11.      Pending Acquisition

On May 12, 1999, the Company signed a definitive agreement to be acquired by TSI Incorporated ("TSI") of Shoreview, Minnesota. The closing of the acquisition is scheduled to take place by the end of May 1999 and is subject to successful completion of additional due diligence. Upon the closing of the acquisition, the Company will operate as a wholly-owned subsidiary of TSI.

Item 7(b) Pro Forma Financial Information


Pro Forma Condensed Combined Statement of Earnings
Twelve Months Ended March 31, 1999
(Unaudited)

The following unaudited pro forma condensed combined statements of earnings represents the results of operations of TSI Incorporated and Subsidiaries as if Environmental Systems Corporation (ESC) had been acquired April 1, 1998, on a purchase accounting basis. This information should be read in conjunction with the financial statements of the Registrant and ESC and the related notes incorporated herein and incorporated by reference.

The accompanying unaudited pro forma financial information is based on the Company's preliminary review and does not give effect to all adjustments required to allocate the purchase price. The pro forma financial information is not intended to reflect actual results of operations had the purchase of ESC been effective on the date indicated, and is not intended to be indicative of future results.

(All amounts in thousands)

                                                           Historical
                                                -----------------------------------
                                                         TSI         Environmental        Pro Forma            Pro Forma
                                                    Incorporated     Systems Corp.       Adjustments            Combined
                                                ----------------     -------------   -------------------       ----------
Net sales                                              $85,352          $23,942                                 $109,294
Cost of sales                                           37,158           13,131                                   50,289
Operating expenses                                      37,015            7,946                 636  (a)          45,597
                                                -----------------------------------  ------------------------------------
Operating Income                                        11,179            2,865                (636)              13,408

Other income (expenses)                                    435              128              (1,310) (b)            (747)
                                                -----------------------------------  ------------------------------------
Earnings before income taxes                            11,614            2,993              (1,946)              12,661
Provision for income taxes                               3,832            1,051                 705  (c)           4,178
                                                -----------------------------------  ------------------------------------
Net Earnings                                            $7,782           $1,942             $(1,241)              $8,483

Basic earnings per share                                 $0.69                                                     $0.75
Diluted earnings per share                               $0.68                                                     $0.74

Weighted average number of shares for
computation of basic earnings per share                 11,317                                                    11,317

Weighted average number of shares for
computation of dilutive earnings per share              11,482                                                    11,482

Notes to Pro Forma Condensed Combined Statement of Earnings
(Dollars in thousands unless otherwise indicated)
(Unaudited)

The following describe the adjustments to the historical information of the Registrant and ESC to give pro forma effect to the purchase of ESC.

     (a)      Reflects the following:

                     (1)   Increased amortization of goodwill over 20 years
                             on a straight line basis                                         703
                     (2)   Increased amortization of other intangibles for
                              periods between 10 and 15 years, straight line                  133
                     (3)   Increased depreciation resulting from the step-up of
                              property, plant and equipment,  depreciated on a
                              straight line basis over 20 years                                50
                     (4)   Contractual reduction in salary expense                           (250)
                                                                                             -----
                           Total                                                             $636

     (b) Reflects a decrease in the Registrant's interest income estimated at $350, and an increase in interest expense of approximately $960 resulting from the debt incurred to finance the acquisition. The interest rate on the new debt of $15 million is assumed to be 6.4%. A change of 1/8% percent in the interest rate would result in a change in interest expense and net income of $19 and $13 before and after taxes, respectively.


     (c) Adjusts the effective income tax rate of the combined entity to the Registrant's effective income tax Rate. Registrant expects its effective tax rate to be higher in the future because a significant portion of the purchase price (goodwill) will be nondeductible for tax purposes.

Pro Forma Condensed Balance Sheet
March 31, 1999
(Unaudited)

 (All amounts in thousands)

                                                             Historical
                                               ----------------------------------------
                                                      TSI                  Environmental        Pro Forma       Pro Forma
                                                  Incorporated             Systems Corp.       Adjustments      Combined
                                               ------------------          -------------      -------------  --------------
Assets
Cash and cash equivalents                                 $13,437             $3,360          $(10,851) (a)          $5,946
Accounts Receivable, net                                   14,462              5,503                                 19,965
Prepaid expense                                               308                141                                    449
Inventories                                                15,539              1,175                                 16,714
Income taxes receivable                                         0                  0             2,210  (b)           2,210
Intangibles and other assets                                9,201              1,867            14,659  (c)          25,727
Property, plant and equipment, net                          8,021              4,823             1,000  (c)          13,844
                                               -------------------                                          ----------------
Total assets                                              $60,968                                                   $84,855
                                               ===================                                          ================

Liabilities and Stockholders' Equity
Accounts payable and accrued expenses                       5,338              6,461                                 11,799
Employee compensation                                       4,412                185                                  4,597
Taxes, other than income taxes                                473                                                       473
Income taxes payable                                        1,350                                                     1,350
Long term debt and other liabilities                            0              2,241            15,000  (d)          17,241
                                               -------------------                                          ----------------
Total Liabilities                                         $11,573                                                   $35,460
                                               -------------------                                          ----------------

Shareholders' Equity
Common shares                                               1,115                                                     1,115
Additional paid in capital                                 11,409                                                    11,409
Retained earnings                                          37,094                                                    37,094
Equity adjustment from translation                          (223)                                                     (223)
                                               -------------------                                          ----------------
Total shareholders' equity                                $49,395                                                   $49,395
                                               -------------------                                          ----------------
Total liabilities and shareholder's equity                $60,968                                                   $84,855
                                               ===================                                          ================



Notes to Pro Forma Balance Sheet
 (Dollars in thousands)
(Unaudited)

The accompanying unaudited pro forma financial information is based on the Company's preliminary review and does not give effect to all adjustments ultimately required to allocate the purchase price.


The following describe the adjustments to the historical information of the Registrant and ESC to give pro forma effect to the purchase of ESC.

(a)         Reflects the following transactions:

                            Purchase price paid with existing cash                                               $(10,000)
                            Bonuses paid to employees and directors that exercised options, net

                            of cash received from such exercise                                                      (851)
                                                                                                                     -----
                            Total                                                                                $(10,851)
                                                                                                                 ========

(b) Reflects the estimated income tax refunds due from the exercise of ESC stock options prior to the acquisition.

(c) To reflect the excess of acquisition cost over the estimated fair value of net assets acquired (goodwill). The purchase price, purchase price allocation, and financing of the transaction are summarized as follows:

                  Purchase paid as:
                            Cash                                                                                 $10,000
                            Proceeds from debt                                                                    15,000
                                                                                                                  ------
                            Total purchase consideration                                                         $25,000
                                                                                                                 =======
                  Allocated to:
                            Historical book value of ESC's assets and liabilities
                                 at March 31, 1999                                                     $7,982
                            Pro forma adjustment due to options exercised:
                                 Effect on cash                                                         (851)
                                 Income tax refund                                                     2,210
                                                                                                       -----
                            Total allocated to ESC historical  assets and liabilities                             $9,341
                            Step up of property, plant and equipment                                               1,000
                            Other intangible assets                                                                1,500
                            Deferred taxes                                                                          (900)
                            Goodwill                                                                              14,059
                                                                                                                  ------
                            Total allocation                                                                     $25,000
                                                                                                                 =======

(d)        Reflects the increased debt incurred to finance the acquisition.





Item 7(c)  Exhibits